EXHIBIT 5.1
February 11, 2009
United Business Holdings, Inc.
4380 La Jolla Village Drive, Suites 110 and 120
San Diego, CA 92122

Re:	Registration Statement on Form S-1
Ladies and Gentlemen:
     We have acted as special counsel to United Business Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on October 9, 2008, as amended by Amendment No. 1 to Form S-1 filed with the SEC on December 15, 2008, as further amended by Amendment No. 2 to S-1 filed with the SEC on January 28, 2009, as further amended by Amendment No. 3 to S-1 filed with the SEC on February 11, 2009 (collectively, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).
     The Registration Statement covers the registration of (i) 2,970,000 shares of common stock, $0.01 par value per share (the “Common Stock”) of the Company (the “Shares”), (ii) warrants to purchase up to 246,194 shares of Common Stock (“Organizer Warrants”), (iii) the shares of Common Stock issuable upon the exercise of the Organizer Warrants, (iv) warrants to purchase up to 594,000 shares of Common Stock (“Shareholder Warrants”), and (v) the shares of Common Stock issuable upon the exercise of the Shareholder Warrants.
     In this capacity, we have examined originals or copies of the following documents:
     (1) the Registration Statement;
     (2) the form of Organizer Warrant Agreement filed as an exhibit to the Registration Statement;
     (3) the form of Shareholder Warrant Agreement filed as an exhibit to the Registration Statement (the documents identified in (2) and (3) are referred to, collectively, as the “Warrant Agreements”); and
     (4) a certificate from an officer of the Company dated as of the date hereof, certifying: (a) the articles of incorporation of the Company, as amended; (b) the bylaws of the Company, as amended; (c) resolutions of the board of directors of the Company dated as of September 26, 2008, authorizing the Registration Statement and other matters.
     In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or forms and the authenticity of the originals of such documents. As to

United Business Holdings, Inc.
February 11, 2009

     various questions of fact material to this opinion letter, and as to the content and form of the articles of incorporation, bylaws, minutes, records, resolutions and other documents or writings of the Company, this firm has relied, to the extent it deems reasonably appropriate and without independent check or verification of their accuracy, upon: (1) representations and certificates of officers or directors of the Company; (2) representations of the Company contained in the Registration Statement; and (3) upon documents, records and instruments furnished to this firm by the Company.
     Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:
     (A) the Shares, Shareholder Warrants and Organizer Warrants are duly authorized;
     (B) when the Shares and Shareholder Warrants are issued and delivered to investors, and the Organizer Warrants are issued and delivered to the organizers, all as described and in exchange for the consideration described in the Registration Statement, the Shares, Shareholder Warrants and Organizer Warrants will be legally and validly issued;
     (C) assuming that: (i) the shares of Common Stock to be issued pursuant to the Shareholder Warrants and the Organizer Warrants are issued pursuant to the terms thereof, and (ii) the shares of Common Stock to be issued pursuant to the Shareholder Warrants and the Organizer Warrants are issued as described in the Registration Statement, then the shares of Common Stock issued upon the due and valid exercise of the Shareholder Warrants and Organizer Warrants will be duly and validly issued, fully paid and nonassessable;
     (D) assuming the Common Stock is issued as described in the Registration Statement, then the shares of Common Stock will be fully paid and nonassessable; and
     (e) the Warrant Agreements, when executed and delivered by the Company, are binding upon and enforceable against the Company in accordance with their respective terms subject to the qualifications that (i) enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium or other laws (including the laws of fraudulent conveyance and transfer) or judicial decisions affecting the enforcement of creditors’ rights generally or the reorganization of financial institutions and (ii) the enforceability of the obligations of the Company thereunder is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including the remedies of specific performance and self-help..

United Business Holdings, Inc.
February 11, 2009

     We are attorneys admitted to practice in the State of Nevada. We express no opinion concerning the laws of any jurisdiction other than the corporate laws of the State of Nevada. In rendering the opinions set forth herein, we have not passed upon and do not purport to pass upon the application of securities or “blue sky” laws of any jurisdiction.
     This firm hereby consents to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to references to our firm included in or made a part of the Registration Statement. In giving this consent, this firm does not admit that it comes within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.
     This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.
Sincerely,
Kolesar & Leatham, Chtd.
/s/ KOLESAR & LEATHAM, CHTD.